Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "PROMETHEUM, INC.", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF NOVEMBER, A.D. 2017, AT 4:07 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

6547891 8100
SR# 20177219603

Authentication: 203632551
Date: 11-27-17

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PROMETHEUM, INC.

Prometheum, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1. That the name of the Corporation is Prometheum, Inc.

2. That the Certificate of Incorporation of the Corporation is herby amended by striking Paragraph 1 of Article IV thereof and substituting, in lieu of said Paragraph 1, the following new Paragraph 1:

> "1. Authorized Stock. The total number of shares of stock which the Corporation shall have authority to issue is 500,100,000 shares consisting of 500,000,000 shares of common stock, par value $.00001 per share (the "Common Stock") and 100,000 shares of preferred stock, par value $.00001 per share (the "Preferred Stock")."

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Martin H. Kaplan, its Chief Executive Officer, this 22nd day of November 2017.

PROMETHEUM, INC.

By: /s/ Martin H. Kaplan
Martin H. Kaplan
Chief Executive Officer